UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2009, Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”), entered into a Search and Advertising Services and Sales Agreement (the “Search Agreement”) and a License Agreement (the “License Agreement”) in accordance with the previously announced letter agreement (the “Letter Agreement”) executed by Yahoo! and Microsoft on July 29, 2009.

The Search Agreement and License Agreement supersede the annexes to the Letter Agreement which had set forth the material terms to be reflected in such agreements. The Letter Agreement otherwise remains in full force and effect. The material provisions of the Search Agreement and the License Agreement described in Yahoo!’s Current Report on Form 8-K (the “Letter Agreement 8-K”) filed August 4, 2009 with respect to the Letter Agreement remain the same in all material respects except as otherwise set forth below. The summaries of the material terms of the Search Agreement and License Agreement set forth in the Letter Agreement 8-K under the captions “Search and Advertising Services and Sales Agreement” and “License Agreement,” respectively, are hereby incorporated herein by reference.

Search Agreement

Any new material terms or material changes to the terms of the Search Agreement previously disclosed in the Letter Agreement 8-K are described below.

General Services

As previously disclosed in the Letter Agreement 8-K, Yahoo! may at its option elect to receive Microsoft’s mobile services and may choose to implement such services on an exclusive or non-exclusive basis. As part of the Search Agreement, the parties have negotiated the terms upon which Microsoft would provide such services to Yahoo! if Yahoo! elects to receive such services on a non-exclusive basis.

Revenue Share Payments and Other Payments

As previously disclosed in the Letter Agreement 8-K, Microsoft had agreed to make payments of $50 million per year for the first three years of the Search Agreement. With respect to this obligation, under the Search Agreement, Microsoft has agreed to reimburse Yahoo! for certain specified expenses not otherwise reimbursed by Microsoft up to an aggregate total of $150 million. Such expense reimbursement payments by Microsoft are not limited (other than by the $150 million total) during the period from the date the parties commence performance under the Search Agreement (the “Commencement Date”) through June 30, 2010 but will be limited thereafter to not more than $50 million in each of the three subsequent 12-month periods running from July 1 through June 30. From the Commencement Date until the applicable services are fully transitioned to Microsoft, Microsoft will also reimburse Yahoo! for the costs of running its algorithmic search services and paid search services subject to specified exclusions and limitations.

As previously disclosed in the Letter Agreement 8-K, Microsoft agreed to provide in each country an 18-month guarantee for the gross revenue per search (the “RPS”) for Yahoo! Properties. Under the Search Agreement, the parties agreed that Yahoo! may continue displaying pay-for-placement ads in Korea and Hong Kong and, if it elects to continue to do so the RPS guarantee would not be applicable in Korea or Hong Kong.

License Agreement

Patent License Option

As previously disclosed in the Letter Agreement 8-K, Microsoft has an option under the License Agreement to obtain from Yahoo! a worldwide, non-exclusive license under Yahoo!’s patents for Microsoft to provide specified online algorithmic search, paid search and contextual advertising services both to Microsoft’s owned and operated websites and to third parties. Pursuant to the License Agreement, this option will expire on either July 29, 2011 or, if the Commencement Date occurs prior to July 29, 2011, six (6) months following the Commencement Date.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2009, the Board of Directors of Yahoo! appointed Aman S. Kothari, age 37, to serve as Vice President, Global Controller and Chief Accounting Officer of Yahoo!. Mr. Kothari will also be Yahoo!’s principal accounting officer. Mr. Kothari has served as Yahoo!’s Vice President, Global Controller since October 2009. Prior to that, Mr. Kothari served as Vice President, Corporate Controller from February 2008 to September 2009; Vice President, Finance from April 2005 to February 2008; and Senior Director, Finance from March 2003 to March 2005.

Yahoo! will enter into its standard form indemnification agreement with Mr. Kothari.

There are no family relationships between Mr. Kothari and any director or executive officer of Yahoo!, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to Mr. Kothari’s appointment, Timothy R. Morse, Yahoo!’s Chief Financial Officer, also served as principal accounting officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/S/ TIMOTHY R. MORSE
Name:	Timothy R. Morse
Title:	Chief Financial Officer

Date: December 10, 2009